Exhibit 99.1

FOR IMMEDIATE RELEASE

GAUCHO GROUP HOLDINGS, INC. (NASDAQ:VINO) UNVEILS ENHANCED WEBSITE FOR ALGODON WINE ESTATES, INTEGRATING LUXURY REAL ESTATE SALES AND RESORT BOOKINGS

Revamped Portal Offers Effortless Access to Exclusive Homesites and Unforgettable Resort Stays

MIAMI, FL / MARCH 05, 2024 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company” or “Gaucho Holdings”), today announced the launch of the newly revised website for its subsidiary, Algodon Wine Estates. Positioned as a premier wine, wellness, culinary, and sport resort alongside a luxury residential development in San Rafael, Mendoza, Argentina, the website, available at www.algodonwineestates.com, marks a significant milestone in the Company’s strategy to integrate its real estate and hospitality offerings.

The revamped Algodon Wine Estates website represents a strategic move to consolidate both the luxury real estate sales and resort experiences, providing patrons with a seamless platform to explore and engage with both aspects of the business. Visitors can now effortlessly browse exclusive homesites for sale while also booking unforgettable stays at the resort, all within a unified online environment.

Scott Mathis, CEO, and Founder of Gaucho Group Holdings, commented, “We are thrilled to introduce the enhanced Algodon Wine Estates website, which reflects our commitment to delivering unparalleled luxury experiences to our clientele. By integrating our real estate and resort offerings into a cohesive online platform, we aim to elevate accessibility and engagement, further solidifying our position as a leading destination for discerning travelers and investors alike.”

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.

Rick Stear

Director of Marketing

212.739.7669

rstear@gauchoholdings.com